        Exhibit 99.1

Jennifer Locke
Chief Executive Officer
Crimson Wine Group
5901 Silverado Trail
Napa, CA. 94558

Re: Annual Shareholders Meeting Tabulation July 28, 2023

Dear Ms. Locke,

As the appointed Inspector of Elections and Tabulation Agent for the Crimson Wine Group Ltd. (the “Company”) 2023 Annual Shareholders Meeting on July 28, 2023, please be advised that after the conclusion of the meeting and delivery of our certificate of results, we were made aware that 1,422,187 votes that had previously been voted “for” Proposition 4 were revoked and revoted “against” Proposition 4 prior to the meeting. This revocation and revoting on Proposition 4 was timely reported to us on July 27, 2023 and due to an oversight within our Proxy Team this revocation and revote was not properly calculated until after the meeting had concluded and we had submitted our Certificate of Inspectors Report to the Company and the Company had publicly disclosed the voting results. We have since adjusted our voting numbers to property reflect that revocation and have provided a revised Certificate of Inspectors Report reflecting the correct and accurate tabulation of the votes for the Meeting. We also again reviewed the voting results received prior to the meeting and have not identified any other votes that were not tabulated as directed.

As noted in the revised Certificate of Inspectors Report, the revocation and revoting did not change the outcome of the vote for Proposal 4, which was ratified.

Sincerely yours,

Barry S. Rosenthal
Barry S. Rosenthal
Inspector of Elections.

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